Exhibit 19.1

 Puma Biotechnology, Inc.
Insider Trading Compliance Policy

Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Puma Biotechnology, Inc. (together with its subsidiaries, the “Company”) requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy (this “Policy”) applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by or affiliated with individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Company’s President and Chief Executive Officer, the Company’s Chief Financial Officer or the Board of Directors of the Company (the “Board”) (each such person in such role, the “Compliance Officer”), are referred to collectively as “Covered Persons.”

Questions regarding this Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.

Policy Statement

Unless otherwise permitted by this Policy, no Covered Person shall:

●	purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company;

●

purchase, sell, gift or otherwise transfer any security of any other company, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or peer company, while in possession of material nonpublic information obtained in connection with your employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);

●	directly or indirectly communicate material nonpublic information to anyone outside the Company unless in accordance with Company policy regarding confidential information; or

●	directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

●	corporate earnings or earnings forecasts;

●	possible mergers, acquisitions, tender offers, or dispositions;

●	major new products or product developments;

●	important business developments, such as developments regarding strategic collaborations or licensing arrangements;

●	developments with clinical trials and clinical trial results;

●	status of regulatory submissions;

●	management or control changes;

●	significant financing developments, including pending public or private sales or offerings of debt or equity securities;

●	defaults on borrowings;

●	bankruptcies;

●	cybersecurity or data security incidents; and

●	significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in securities.

Blackout Periods

The Company maintains the following two “blackout” periods, during which no director, officer or employee designated by the Compliance Officer (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) shall purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy:

(1) during the period beginning two weeks before the end of any fiscal quarter of the Company and ending after completion of the second full trading day after the public release of financial results data for such fiscal quarter; and

(2) during the period beginning two weeks before the public presentation of data on any of the Company’s drug candidates at a medical or scientific conference and ending after completion of the second full trading day after the public release of such data.

A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. Any question as to whether information is publicly available shall be directed to the Compliance Officer.

Additional Blackout Periods

From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose that an additional blackout period is in effect.

Pre-Clearance of Transactions

The Compliance Officer will designate a list of persons (each, a “Pre-Clearance Person”) who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company. Transactions by a Compliance Officer must be pre-cleared by a separate Compliance Officer, the Board or another person designated by the Board.

A request for pre-clearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Pre-Clearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The applicable Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. Pre-clearance approval will remain valid for five business days for transactions without a proposed transaction date. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

Pre-clearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law. None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

Exempt Transactions

This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

●	transactions directly with the Company;

●

gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;

●

transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);

●

“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);

●	transactions under a pre-cleared Rule 10b5-1 plan; or

●	transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K.

Rule 10b5-1 Trading Plans

The restrictions in this Policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan (a “Trading Plan”) that satisfies either:

●	the conditions of Rule 10b5-1; or

●	the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and

●	the Compliance Officer has pre-approved.

Not withstanding the foregoing, discretionary trading plans, where the discretion or control over trading is transferred to a broker, are not allowed. The Compliance Officer may impose such other conditions on the implementation and operation of a Trading Plan as the Compliance Officer deems necessary or advisable.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the Compliance Officer.

The Company has certain duties to disclose the adoption, modification and termination of Rule 10b5-1 Trading Plans and also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

If a Trading Plan is terminated for any reason, a person must wait at least 30 days before trading, except with the prior consent of Compliance Officer.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

The approval or adoption of a Trading Plan in no way reduces or eliminates an officer or director’s obligations under Section 16 of the Exchange Act, including such person’s obligations to report transactions under Section 16 and short-swing trading liabilities thereunder. In addition, a Form 144 is required to be timely filed by each officer or the officer’s brokerage firm in accordance with the Rule 144 requirements.

Each person should consult with their own counsel in implementing a Trading Plan.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales are sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

Post-Termination Transactions

If an individual is in possession of material nonpublic information when the individual’s service terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.

Compliance with Section 16

Section 16 Reporting Obligations

Section 16(a) of the Exchange Act generally requires all officers, directors and 10% stockholders (“insiders”) within 10 days after the insider becomes an officer, director or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s securities that the insider directly and indirectly beneficially owns. Following the initial filing on SEC Form 3, every change in the direct or indirect beneficial ownership of the Company’s securities must be reported on a Form 4 filed with the SEC within two business days after such transaction occurs. Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In deciding the day on which a purchase or sale on the open market occurs for purposes of filing Form 4, the trade date rather than the settlement date is ordinarily determinative. Special reporting and trading rules apply following termination of insider status.

Failure to report, or the late report of, a transaction required to be reported by Section 16(a) is a violation of federal law, potentially subjecting the insider to monetary penalties and requiring the Company to disclose the delinquent or missing filing in its Proxy Statement and Annual Report on Form 10-K. While the Company may assist directors and officers in fulfilling their reporting obligations, it is the individual insider’s responsibility to file all required reports and ensure they are accurate and complete.

Section 16 Short Swing Trading Liability

For the purpose of preventing the unfair use of information which may have been obtained by an insider, Section 16(b) under the Exchange Act requires that any profits deemed realized by any insider from any “purchase” and “sale” of Company Stock during a six-month period, so called “short-swing profits,” be recovered by the Company. When such a purchase and sale occurs (or vice versa), good faith is no defense. The highest priced sale will be matched with the lowest priced purchase within the six-month period, and any difference must be returned to the Company regardless of whether the insider actually realized any gain. The insider is liable to disgorge the profits even if compelled to sell for personal reasons and even if the sale takes place after full disclosure and without the use of any inside information. The Company cannot waive its right to recover short swing profits, and any Company stockholder can bring suit in the name of the Company. In connection with this, it must be remembered that reports of ownership filed with the SEC on Form 3 or Form 4 pursuant to Section 16(a) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations.

Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities. All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

●	maintaining the confidentiality of Company related transactions;

●

conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

●

restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

●	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

●	disposing of all confidential documents and other papers, through shredders when appropriate, after there is no longer any business or other legally required need for them;

●	restricting access to areas likely to contain confidential documents or material, non-public information;

●	safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and

●	avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

Policy Administration

The Compliance Officer has authority to interpret, amend and implement this Policy. This authority includes interpreting or waiving the terms of this Policy, to the extent consistent with its general purpose and applicable securities laws. The Board will approve any waiver of the terms of this Policy for directors or officers.

Certification of Compliance

All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.